Exhibit 99.4

THE FOLLOWING IS A LETTER FROM C. DOWD RITTER TO AMSOUTH BANCORPORATION EMPLOYEES

Dear fellow employees,

I am excited and pleased to announce to you today that Regions Financial Corporation and AmSouth Bancorporation have agreed to a merger of equals, forming one of the top 10 bank holding companies in the United States. The new combined company will be named Regions Financial Corporation, headquartered in Birmingham, Alabama. This is tremendous news for our organization, our shareholders and most importantly, for our customers.

Better together for a stronger future

The strategic combination of Regions and AmSouth is occurring at the right time for both organizations. With our complementary business lines and strong market share in key markets, we are creating a regional force in banking and financial services with a broad and balanced mix of business. Our approximately five million households will be served by 37,000 employees in 16 states through 2,000 branches and 2,800 ATMs.

Regions and AmSouth have been neighbors for many years, so we are well-acquainted with each other’s strengths and cultures. I have the highest respect for Jack Moore, chairman, president and chief executive officer of Regions. From our discussions with each other, it’s clear we share the same passion for understanding needs, meeting needs, and building relationships with our customers. Regions even shares some of our core company values such as “Doing The Right Thing.” What a great indicator for a shared vision for the future. Together, we will be able to offer our employees expanded opportunities and provide our customers more options.

In the new Regions, Jack Moore will be chairman and I will be president and chief executive officer, directing the day-to-day activities of the organization. Other key leadership positions, as well as additional details about the proposed transaction, are found in our news release available at www.amsouth.com.

Our pledge

While there are many details to work through in the coming days and weeks, you have our pledge that we will do everything we can to make this transition as smooth as possible for our employees and customers. As in any transaction of this nature, there will be duplicated positions that will be eliminated. We hope to rely on normal attrition and to provide people whose positions are eliminated with access to other jobs in the company as much as possible. And with the growth opportunities available as a result of the combined company, we anticipate expanded career opportunities. For now, it is very important that we continue to stay focused on serving our customers, achieving our goals for 2006, and executing our strategic plans.

I am confident that our organization will demonstrate the caring and respectful attitude for our colleagues and keep our customers’ needs in the forefront as we work through the transition. We will keep you informed frequently along the way as we set forth on this new adventure together. Thank you for your support and for all that you do.

Sincerely,

/s/ Dowd Ritter
Dowd Ritter

Additional Information

The proposed Merger will be submitted to Regions Financial’s and AmSouth’s stockholders for their consideration. Regions Financial will file a registration statement, which will include a joint proxy statement/prospectus to be sent to each company’s stockholders, and each of Regions Financial and AmSouth may file other relevant documents concerning the proposed Merger with the SEC. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed Merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement prospectus, as well as other filings containing information about Regions Financial and AmSouth, at the SEC’s website (http:www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing Regions Financial’s website (http://www.Regions.com) under the tab “Investor Relations” and then under the heading “SEC Filings”, or by accessing AmSouth’s website( http://www.amsouth.com) under the tab “About AmSouth”, then under the tab “Investor Relations” and then under the heading “SEC Filings”.

Regions Financial and AmSouth and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Regions Financial and/or AmSouth in connection with the proposed Merger. Information about the directors and executive officers of Regions Financial is set forth in the proxy statement for Regions Financial’s 2006 annual meeting of stockholders, as filed with the SEC on April 5, 2006. Information about the directors and executive officers of AmSouth is set forth in the proxy statement for AmSouth’s 2006 annual meeting of stockholders, as filed with the SEC on April 20, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described above.